UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2020

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number			IRS Employer Identification Number
001-3034	XCEL ENERGY INC.			41-0448030
	(a Minnesota corporation)
	414 Nicollet Mall
	Minneapolis	Minnesota	55401
	(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $2.50 par value per share	XEL	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

(b) and (c)    On February 19, 2020, Xcel Energy Inc. (Xcel Energy or the Company) announced several executive appointments and departures.

Appointment of President and Chief Operating Officer

The Board of Directors elected Robert C. Frenzel, age 49, as Xcel Energy’s President and Chief Operating Officer effective March 31, 2020. Mr. Frenzel has served as Executive Vice President, Chief Financial Officer since 2016 when he joined the Company. Prior to that, he was Senior Vice President and Chief Financial Officer for Luminant, an Energy Future Holdings Inc. company. Mr. Frenzel will now have responsibility for the four utility operating companies, along with our transmission, distribution and the natural gas business. Mr. Frenzel will also remain a director of our four operating companies, Northern States Power Minnesota; Northern States Power Wisconsin; Public Service of Colorado and Southwestern Public Service.

In connection with his appointment as the President and Chief Operating Officer, Mr. Frenzel’s annual base salary will be increased to $750,000. Mr. Frenzel’s target bonus under Xcel Energy’s Annual Incentive Award Plan (the “Annual Plan”) will be increased to 100% of his annual salary. Effective March 31, 2020, he will receive an incremental long-term incentive award for the 2020 to 2022 performance period with a target grant date fair value equal to $500,000. The performance metrics and terms of the awards will be the same as the comparable awards granted to executive officers for this performance cycle.

Appointment of Chief Financial Officer

The Board also elected Brian J. Van Abel, age 39, as Xcel Energy’s Executive Vice President, Chief Financial Officer to replace Mr. Frenzel effective March 31, 2020. Mr. Van Abel joined the Company in 2010 and has served in a number of regulatory and finance roles, most recently as the Senior Vice President, Finance and Corporate Development since 2018. Prior to that, he served as the Vice President, Treasurer from 2015 to 2018, and Assistant Treasurer from 2014 to 2018.

In connection with his appointment as the Executive Vice President, Chief Financial Officer, Mr. Van Abel’s annual salary will be increased to $575,000. Mr. Van Abel’s target bonus under the Annual Plan will be increased to 75% of his annual salary. Effective March 31, 2020, he will receive an incremental long-term incentive award for the 2020 to 2022 performance period with a target grant date fair value equal to $580,000. The performance metrics and terms of the awards will be the same as the comparable awards granted to executive officers for this performance cycle. In addition, Mr. Van Abel will be eligible for Xcel Energy’s compensation benefit programs available to other executive officers, including the retirement and deferred compensation benefits and the senior executive severance plan.

Other Appointments and Departures

Tim O’ Connor has been elected Executive Vice President, Chief Generation Officer and will oversee all of our generation fleet, including our nuclear plants, effective March 31, 2020. Also, as part of the departures described below, Wendy Mahling was elected Vice President, Corporate Secretary and Karen Hyde has been named Senior Vice President, Chief Risk, Audit and Compliance Officer. Frank Prager has been named senior vice president of Strategy, Planning and External Affairs. All of their roles become effective March 1, 2020.

Judy Poferl, Senior Vice President, Corporate Secretary and Executive Services will retire effective March 31, 2020. David Eves, Executive Vice President and Group President, Utilities will retire effective May 1, 2020 and Kent Larson, Executive Vice President and Group President, Operations, will be leaving the Company effective May 31, 2020 as a result of the leadership transitions described above. As part of the executive changes described above, each executive will cease to serve in their current roles ending on February 29, 2020 for Ms. Poferl and March 30, 2020 for Mr. Eves and Mr. Larson, but each will remain employed and provide transition services through their respective departure dates.

A copy of the News Release announcing these executive changes is attached hereto as Exhibit 99.01

(d)    On February 19, 2020, the Board of Directors elected Netha Johnson and George Kehl to the Board of Directors effective March 1, 2020, for terms expiring at the Company’s 2020 annual meeting of shareholders. Mr. Johnson will serve on the Operations, Nuclear, Environmental and Safety Committee and Mr. Kehl will serve on the Audit Committee. Mr. Johnson and Mr. Kehl will each receive compensation for their Board service consistent with the compensation received by the Company’s other non-employee directors, as disclosed in the Company’s Schedule 14A, Definitive Proxy Statement filed on April 1, 2019 (file no. 001-03034), prorated from the commencement of their service on the Board to the date of the 2020 annual shareholders meeting.

A copy of the News Release announcing these changes to the Board of Directors is attached hereto as Exhibit 99.02.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description

99.01	Press Release issued February 19, 2020 announcing management changes.

99.02	Press Release issued February 20, 2020 announcing appointment of new directors.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Feb. 20, 2020	Xcel Energy Inc. (a Minnesota corporation)

/s/ Judy Poferl
Judy Poferl
Senior Vice President, Corporate Secretary and Executive Services